Exhibit 4.10

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ACCESS DIABETIC SUPPLY, LLC

Dated July 30, 2003

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ACCESS DIABETIC SUPPLY, LLC

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT of ACCESS DIABETIC SUPPLY, LLC, a Florida limited liability company (the “Company”), (i) is made as of the 30th day of July, 2003, (the “Effective Date”) by and between its Members, whose names and addresses are set forth on Exhibit A attached hereto, and (ii) replaces in its entirety the Operating Agreement of the Company dated March 4, 2000, the Amended and Restated Operating Agreement of the Company dated February 5, 2002, and the Second Amended and Restated Operating Agreement of the Company dated March 1, 2002.

In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties agree that, as of the Effective Date, the respective rights, duties and obligations of the Company’s Members will be as provided In the Act (defined below), except as otherwise provided as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

1.1 Act means the Florida Limited Liability Company Act, as set forth in Chapter 608 of the Florida Statutes, as it may be amended or superseded from time to time.

1.2 Affiliate means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of a Person, whether through the ownership of at least fifty percent (50%) of the voting securities of such Person, by contract or otherwise, including the ability to appoint a general partner or member of the board of directors or board of managers or other similar governing body of such Person.

1.3 Aggregate Sale Consideration means any and all gross proceeds payable to the Company or its Members and employees in connection with a Liquidation Event, including, without limitation, cash purchase price, equity payments or exchanges, lease payments (other than real property lease payments at fair market value), earn-out payments, non-competition payments or compensation payable pursuant to any consultant or sale of goodwill agreement(s); provided, however, that “Aggregate Sale Consideration” shall not include reasonable payments to employees for bona fide employment services rendered in connection with a written employment agreement.

1.4 Agreement means this Third Amended and Restated Operating Agreement, as originally executed as of the Effective Date and as amended from time to time, as the context requires.

1.5 Assumed Income Tax Rate means the highest effective marginal combined federal, state and local income tax rate for a fiscal year prescribed for any individual or corporation resident in Palm Beach, Florida (taking into account the character of income and the deductibility of state and local income taxes for federal income tax purposes).

1.6 Bankruptcy means the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time.

1.7 Board or Board of Managers means the governing body of the Company, composed of the Managers.

1.8 Business means the ownership, management and operations incident to carrying out the Purposes of the Company set forth in Article II, and all activities related or incidental thereto.

1.9 Capital Account means, as of any date, the capital account maintained for each Member in accordance with the provisions of Article XII hereof

1.10 Capital Contribution means the amount of money and/or the agreed upon fair market value of property contributed to the Company by a Member or his predecessor in interest on the date of contribution net of liabilities secured by that contributed property that the Company is considered to assume or to be subject to under Section 752 of the Code.

1.11 Cash Available for Distribution means all monies available for distribution to the Members, as determined from time to time by the Board of Managers, after the Company has paid, or made due provision by providing reserves with respect to, all reasonable capital needs and all liabilities to creditors of the Company for operating expenses, contingent liabilities and debt payments (whether such monies arise from operations, refinancings or a sale of all or any portion of the Property). Notwithstanding the foregoing, so long as the Company is able to pay its debts as they become due, the Board of Managers shall distribute to the Members the distributions set forth in Section 7.1.1 hereof in connection with the Members’ allocation of taxable income.

1.12 Code means the 1986 Internal Revenue Code, as amended from time to time.

1.13 Company means Access Diabetic Supply, LLC, a Florida limited liability company.

1.14 Company Option means the option which the Company will have to repurchase Investor’s Units upon the occurrence of a default by Investor as set forth in Section 9.3.

1.15 Confidential Information means all business plans, advertising plans, advertising contracts, advertising materials, marketing plans and strategies, financial data, business arrangements, investment strategies, information regarding ownership of tangible or intangible property, existing and prospective customer lists and information of the Company or any parent or, Subsidiary of the Company, or relating to any business in which the Company or any parent or Subsidiary is engaged; all software (source code and object code), and all improvements and enhancements thereto, owned or developed by the Company or any parent or Subsidiary, or any employee, contractor, consultant, agent or licensee of any of the foregoing; all products, services, systems, technology, designs, devices, processes, plans, ideas, innovations, knowledge, know-how, diagrams, directions, specifications, models, formulae, discoveries, developments, modifications and data and other information relating to the Company or any parent or Subsidiary of the Company, or to any business in which the Company or any parent or Subsidiary is engaged; all information supplied by or concerning the Company, or any parent or Subsidiary of the Company, or any client or customer of any of the foregoing; and all trade secrets and confidential information belonging to the Company or any parent or Subsidiary of the Company; provided, however, that Confidential Information shall not include any of the foregoing that is generally known or otherwise in the public domain (other than as a result of a breach of an obligation to maintain the confidentiality of such information).

1.16 Convertible Securities means any rights or options for the purchase of, or other securities convertible or exchangeable (with or without consideration) into, Units.

1.17 Disposition means the sale, assignment, transfer, exchange, bequest, gift, pledge, encumbrance or other disposition of any ownership interests in any manner, whether voluntary or involuntary, or by operation of law (such as upon death or Bankruptcy or in connection with a decree of divorce) or otherwise.

1.18 Effective Date has the meaning set forth in the introductory paragraph.

1.19 Effective Price has the meaning set forth in Section 8.2.2 hereof.

1.20 Event of Noncompliance has the meaning set forth in Section 10.3 hereof.

1.21 Founding Managers means David A. Wallace and Timothy L. Stocksdale.

1.22 Founding Member means GLA, LLC, a Florida limited liability company.

1.23 Fully Diluted Basis means the total number of outstanding Units of the Company obtained by assuming (i) the conversion or exchange of all Convertible Securities, and (ii) the exercise of all options to purchase or rights to subscribe for Units or securities which, by their terms, are convertible or exchangeable into Units.

1.24 Gain from Sale means any gain resulting from the sale or other disposition of the assets of the Company not in the ordinary course of the Company’s business.

1.25 Indebtedness means any obligation of the Company or any Subsidiary, contingent or otherwise, which under generally accepted accounting principles is required to be shown on the balance sheet of the Company or such Subsidiary as a liability. Any obligation secured by a lien on, or payable out of the proceeds of or production from, Property of the Company or any

Subsidiary will be deemed to be Indebtedness even though such obligation is not assumed by the Company or Subsidiary.

1.26 Investment means the $3,500,000 purchase price deemed paid by the Investor for the Investor Units.

1.27 Investor means Palm Beach Capital Fund I, L.P., a Delaware limited partnership, and any successor in interest to the Investor through a Disposition of the Investor Units. If any Disposition includes less than all of the Investor Units, or the Units are distributed to multiple parties, then for purposes of this Agreement the Investor shall mean all holders of the Investor Units, collectively, who shall be bound by the vote of Members holding a majority of the Investor Units for purposes of exercising any and all rights accorded to, and fulfilling the obligations of, the Investor under this Agreement.

1.28 Investor Loan mean that certain $500,000 line of credit which Investor will make available to the Company.

1.29 Investor Units means the Units held by the Investor or its successors or assigns.

1.30 Liquidation Closing has the meaning set forth in Section 10.1.2 hereof.

1.31 Liquidation Event means one or a series of related transactions, events or occurrences resulting in (i) the liquidation, dissolution or winding up of the Company; (ii) the sale, lease, exchange or other transfer of all or substantially all of the assets or outstanding Units of the Company; or (iii) any merger, consolidation, reorganization, master lease, or other business transfer or combination of the Company, where the Members of the Company prior to such transaction are not in control (as such term is used in Section 1.2 hereof) of the surviving entity.

1.32 Liquidation Payment has the meaning set forth in Section 10.1 hereof.

1.33 Liquidity Preference has the meaning set forth in Section 9.2.2 hereof.

1.34 Loss From Sale means any loss resulting from the sale or other disposition of the assets of the Company not in the ordinary course of the Company’s business.

1.35 Managers means the Persons serving as managers on the Company’s Board of Managers from time to time.

1.36 Members means the Persons whose names are set forth on Exhibit A in each such Person’s capacity as a Member of the Company, and any Person admitted as a new Member or a substituted Member under this Agreement.

1.37 Minimum Gain means, as of any date, the amount determined under the Code Section 704(b) Regulations by computing with respect to each nonrecourse liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of the Company assets subject to that liability for no consideration other than full satisfaction of the liability and by then aggregating the separately computed minimum gains.

1.38 Modified Negative Capital Account means the deficit balance of a Capital Account in excess of the portion of the deficit the Member is deemed obligated to restore pursuant to the Code Section 704(b) Regulations; provided, however such “deemed” obligation shall not be interpreted to mean that there is any deficit capital account restoration obligation under the provisions of this Agreement.

1.39 Net Income or Net Loss means the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments: (a) Items of gain, loss, and deduction shall be computed based upon the book values of the Company’s assets (in accordance with Treasury Regulations Sections 1.704-l(b)(2)(iv)(g) and 1.704-3(d)) rather than upon the assets’ adjusted bases for federal income tax purposes; (b) Any tax-exempt income received by the Company shall be included as an item of gross income; (c) The amount of any adjustments to the book values of any assets of the Company pursuant to Code Section 743 shall not be taken into account; (d) Any expenditure of the Company described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense; (e) The amount of gross income and nonrecourse deductions specially allocated to any Members in accordance with the terms of this Agreement shall not be included in the computation; and (f) The amount of any increase (decrease) in the book value of an asset pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) shall be treated as an item of revenue (expense).

1.40 Percentage Interest means with respect to any Member’s Units, the number of Units held by such Member divided by all Units then outstanding.

1.41 Permitted Disposition means any Disposition of Units, and with respect to the Founding Member any Disposition of ownership interests in such entity, to a Member, a Founding Manager, the spouse of a Member or Founding Manager, an ancestor or descendant of a Member or Founding Manager, the spouse of an ancestor or descendant of a Member or Founding Manager, the personal representative of a Member’s or Founding Manager’s estate or the legatees or beneficiaries thereof, a trust established primarily for the benefit of any such individuals or a foundation or other organization exempt from tax as described in Section 501(c)(3) of the Code. In addition, with respect to a Member that is an entity, a Permitted Disposition shall include a disposition of Units by the entity to the owners of the equity interests in the entity. The foregoing notwithstanding, any such Permitted Dispositions shall be invalid, null and void ab initio unless and until the requirements of Section 9.1.3 hereof have been satisfied.

1.42 Person means an individual, proprietorship, trust, estate, personal representative, partnership, joint venture, association, limited liability company, corporation, or other entity.

1.43 Principal Owner means collectively all Members of the Company other than the Investor as of the Effective Date and any successor in interest to Units held by them.

1.44 Property means the assets, including all personal and real property, owned by the Company.

1.45 Proposed Transfer shall have the meaning set forth in Section 9.1.5.

1.46 Proposed Transferee shall have the meaning set forth in Section 9.1.5.

1.47 Purchase Agreement means the Unit Purchase and Subscription Agreement, dated as of July 30, 2003 by and among the Investor, the Company, the Founding Managers, and the Principal Owners.

1.48 Purchase Price means the per Unit purchase price paid for the Investor Units, equal to the Investment divided by the original number of Investor Units.

1.49 Regulations means the Federal income tax regulations (final or temporary) issued under the Code, as amended from time to time.

1.50 SEC means the Securities and Exchange Commission.

1.51 Securities Act means the Securities Act of 1933, as amended.

1.52 Subsidiary means any corporation, partnership, limited liability company, joint venture, association or other business entity at least fifty percent (50%) of the outstanding voting stock or voting interests of which is at the time owned directly or indirectly by the Company or by one or more of such Subsidiary entities or both.

1.53 Third Anniversary means the third anniversary of the Effective Date.

1.54 Unit(s) means the indicia of a Member’s ownership of membership interests in the Company as set forth on Exhibit A hereto. Units may be expressed in whole or fractions. The term “Member Shares” as described in the Company’s Articles of Organization, as amended, may be used interchangeably with the term “Units.”

ARTICLE II

ORGANIZATION

2.1 Name. The name of the Company is Access Diabetic Supply, LLC. The business of the Company may be conducted under such trade or fictitious names as the Board of Managers may determine.

2.2 Formation. The Company was organized pursuant to the Act by Articles of Organization (“Articles of Organization”) filed with the Florida Department of State and effective on March 2, 2000.

2.3 Office of the Company. The principal place of business of the Company and the specified office of the Company at which shall be kept the records required to be maintained by the Company under the Act shall be 2101 NW 33rd Street, Suite 2000, Pompano Beach, Florida 33069, or such other place or places as the Board of Managers shall deem advisable.

2.4 Registered Agent. The Company’s registered agent and registered office for service of process shall be, respectively, David A. Wallace, or such other qualified Person as the Members may designate, and 2101 NW 33rd Street, Suite 2000, Pompano Beach, Florida 33069.

2.5 Purposes. The purpose of the Company shall be to engage in the sale and distribution of healthcare supplies and medications to end-users or in any other lawful business.

2.6 Investment. The Members other than the Investor ratify the Investment and purchase of the Investor Units by the Investor, as more particularly described in the Purchase Agreement, and further ratify the specific terms and conditions of the Purchase Agreement and the preferences and special rights accorded to the Investor herein. The Members ratify the preparation of this Agreement by Kaufman & Canoles, P.C. in connection with its representation solely of the Investor in connection with the Investment.

ARTICLE III

MEMBERS

3.1 Members, Units and Percentage Interests. The names, Units, and Percentage Interests of the Members as of the Effective Date are as set forth on Exhibit A attached hereto, which may be updated from time to time by the Board, without further action by the Members, to reflect changes in the information thereon that are not in violation of the terms of this Agreement or the Act.

3.2 Capital Contribution. On and as of the Effective Date, each Member shall contribute or be deemed to have contributed as a Capital Contribution to the Company the amount set forth opposite such Member’s name on Exhibit A attached hereto.

3.3 Meetings of Members. Members shall decide issues submitted to their vote at meetings of Members at which a quorum is present. Meetings of the Members shall be held on call of (i) the Chief Executive Officer, (ii) the Board of Managers, (iii) the Manager designated by the Investor, or (iv) a Founding Manager. Members may participate in a meeting and be deemed present for all purposes if such meeting makes use of any means of communication by which all such Members participating may simultaneously hear each other during the meeting. A quorum at any such meeting shall exist if (i) the Investor and (ii) Members holding a majority of the outstanding Units (other than the Investor Units) are present or voting by proxy, power of attorney or written instruction. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by vote of a majority of the Units in attendance, without notice other than by announcement at the meeting until a quorum shall attend. Once a Unit is represented for any purpose at a meeting of Members, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is, or shall be, set for that adjourned meeting. Notwithstanding anything to the contrary contained in this Agreement, for purposes of consenting to (or dissenting against) or voting upon any and all matters which shall require a vote of the Members, the Members other than the Investor irrevocably designate the Founding Member (or any individual(s) designated by the Founding Member) to act on their behalf with respect to such matters. The Founding Member hereby designates either Timothy L. Stocksdale or David Wallace, acting alone and without the consent of the other, to act on its behalf and on behalf of any of the Members other than Investor with regard to such matters, and notwithstanding anything to the contrary in this Agreement, the Investor need only deal with such individuals for all matters pertaining to the rights of the other Members under this Agreement, including, without limitation, providing any notices required under this Agreement.

3.4 Notice of Member Meetings/Waiver.

3.4.1 Notice. The record date fixed for determining the Members entitled to notice of or to vote at a Members’ meeting shall be the date, not more than seventy (70) days prior to such meeting, fixed by the Board of Managers as the date on which the transfer books of the Company are to be closed. Written notice stating the place, day and hour of every meeting of the Members shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each Member entitled to vote at such meetings in accordance with the notice provisions of Section 15.9 hereof. The notice need not state the purpose of the meeting unless the meeting is to consider a matter described in Section 3.6.

3.4.2 Waiver. Meetings may be held at any time without notice if all of the Members are present, or those not present waive notice as provided below. A Member may waive any notice required hereunder for a meeting before or after the date and time of such meeting that is the subject of such notice. The waiver shall be in writing, signed by the Member entitled to the notice, and be delivered to the Secretary of the Company for inclusion in the minutes or filing with the Company’s records. A Member’s attendance at a meeting: (a) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (b) waives objection to consideration of a particular matter at the meeting that is required to be but is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

3.5 Voting by Members.

3.5.1 Voting. Each Member shall have one vote for each Unit (a fractional Unit shall have a corresponding fractional vote) then held by him. If a quorum is present at a meeting of the Members, action on a matter shall be approved if Members representing at least a majority of Units vote in favor of the action, unless a greater vote is required by this Agreement or by law. Each outstanding Unit which is entitled to be voted may be voted in person or by general or specific proxy, power of attorney or specific instructions in writing directed to a Member present. Every proxy shall be in writing, dated and signed by the Member entitled to vote or his duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or any other officer or agent authorized to tabulate votes at the time of the meeting. No proxy shall be valid after eleven (11) months from its date, unless otherwise expressly provided in the proxy. No Member entitled to vote shall be disqualified from voting on any issue notwithstanding any interest he may have in such matters which differs from the interests of the Company or of the other Members.

3.5.2 Written Consents. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is taken by all Members. Such action without meeting shall be evidenced by one or more written consents to be filed with the Company’s records. Action taken under this Section 3.5.2 is effective when the last consenting Member signs the consent unless such consent specifies a different effective date, in which event the action taken is effective as of the date specified therein.

3.6 Approval of Extraordinary Matters. Notwithstanding any provision to the contrary in this Agreement, the affirmative vote of (i) the Investor, and (ii) Members other than the Investor holding a majority of the remaining Units, shall be necessary to amend or modify this Agreement or the Articles of Organization of the Company (exclusive of any amendment expressly permitted hereunder to allow the Board or officers to change Exhibit A to reflect changes in the information thereon).

3.7 Guaranty of Company Indebtedness. A Member shall not be obligated to guarantee Company Indebtedness or other contractual obligations.

3.8 No Third Party Beneficiaries. The provisions of this Agreement relating to the financial obligations of Members (including but not limited to this Article III) are not intended to be for the benefit of any creditor or other Person (except for Members) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and, except for Members, no creditor or other person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

3.9 Outside Interests of Investor. The Members and the Investor acknowledge and agree that, subject only to the provisions of Section 10.7 hereof, the Investor may invest in and/or possess an interest in other business ventures, independently or with others, and neither the Company nor any other Members shall have any right by virtue of this Agreement in or to any such investment or interest of the Investor or to any income or profits derived therefrom.

ARTICLE IV

BOARD OF MANAGERS

4.1 Power and Authority of the Board of Managers. Except as otherwise expressly limited by Sections 3.6, 10.2 or any other provisions of this Agreement, the Board of Managers (i) shall have ultimate management authority over the Company’s business and affairs and (ii) may from time to time delegate to the Chief Executive Officer and other officers the right, power and authority on behalf of the Company, and in its name, to exercise all of the rights, powers and authorities of the Company under the Act and consistent with such policies.

4.2 Number of Managers. The Board of Managers shall initially consist of three (3) Managers. The number of Managers may be increased or decreased from time to time, without amendment to this Agreement, only by vote of the Members in accordance with Section 10.2.5 hereof or pursuant to Section 9.2.4.

4.3 Appointment/Removal of Managers. One (1) of the Managers shall be appointed from time to time by the Investor, acting in its sole discretion. The remaining Managers shall be appointed by Founding Member. As of the Effective Date, the Manager appointed by the Investor shall be Shaun L. McGruder and the other Managers, as appointed by the Founding Member, shall be David A. Wallace and Timothy L. Stocksdale. The term of a Manager shall continue until (i) his successor is duly appointed in accordance with the terms hereof and/or he is removed by the affirmative vote of Members initially appointing such Manager (it being understood that only the Investor shall have the right to remove the Manager designated by it and only the Founding Member shall have the right to remove the other Managers), (ii) he is removed by operation of law, (iii) he is removed by an order or decree of any court of competent jurisdiction, or (iv) his voluntary resignation. Managers may be appointed or removed in accordance with the above either at a meeting of the Members or by a notice sent to the other Members and the Company, which notice shall specify the effective date for any such action.

4.4 Meetings of Managers. Meetings of the Board of Managers shall be called at places within or without the State of Florida and at times fixed by resolution of the Board, or upon call of (i) the Chairman of the Board or (ii) a Founding Manager, or (iii) the Manager designated by the Investor. Members of the Board of Managers may participate in a meeting of the Board by, and the Board may conduct meetings through the use of, any means of communication whereby all persons participating in the meeting can simultaneously hear each other, and participation at such meetings shall constitute presence in person at such meeting. A written record shall be made of any action taken at a meeting conducted by such means of communication.

4.5 Notice of Manager Meeting/Waiver.

4.5.1 Notice. The Secretary of the Board, if any, or any Manager performing a secretary’s duties or any Manager that calls a meeting of the Board of Managers pursuant to Section 4.4 hereof shall give not less than 24 hours’ notice in person, by telephone or otherwise with respect to such meeting in accordance with Section 15.9 hereof, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the Board. Oral notice is effective when communicated in a comprehensible manner. Notice of meetings of the Board of Managers need not state the purpose of the meeting.

4.5.2 Waiver. Meetings may be held at any time without notice if all the Managers are present, or those not present waive notice as provided herein. A Manager may waive any notice required by this Agreement before or after the date and time stated in the notice, and such waiver shall be equivalent to the giving of such notice. Except as provided in the next sentence hereof, the waiver shall be in writing, signed by the Manager entitled to the notice, and filed with the Company’s records. A Manager’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the Manager at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or consent to action taken at the meeting.

4.6 Voting by Managers.

4.6.1 Voting. Each Manager shall have one vote on each matter coming before the Board of Managers. A quorum for the transaction of any particular business at a meeting of Managers shall exist if (i) the Manager appointed by the Investor and (ii) a Manager appointed by Members other than the Investor are present. Except as otherwise required below, action of the Board of Managers shall be by majority vote of the Managers present at a meeting for which a quorum exists. Notwithstanding the above, the following Company actions will require the affirmative vote of (i) the Manager appointed by the Investor, and (ii) a majority of the other Managers:

4.6.1.1 Transactions with Manager or Member and Affiliates. The appointment, employment, or any other agreement with any Persons, including a Manager or Member and Affiliates of a Manager or Member, or individuals with whom a Manager or Member is related, that have a financial interest in a Manager or Member or in which a Manager or Member has a financial interest, for transacting the Company’s business. Notwithstanding the foregoing, the Members and the Managers hereby acknowledge and agree that the Company’s agreements set forth on Schedule 4.6.1.1 with Affiliates of the Founding Managers are hereby approved; provided, however, the payments and other terms under these agreements shall at no time materially exceed that prevailing in arm’s length transactions by others rendering similar services or goods in comparable transactions and provided further that any material changes to the terms of any such agreements shall require Board of Managers approval pursuant to this subsection.

4.6.1.2 Amendments to Employment Agreements. Approving the entry into or modification or amendment of any employment agreement to which the Company is a party.

4.6.1.3 Valuation Determinations. Approving the valuation determinations (i) required of the Board pursuant to Section 8.2.2 hereof in connection with the Investor’s anti-dilution protections, and (ii) in connection with any Capital Account revaluations required pursuant to Article XII.

4.6.1.4 Litigation. Commencing, prosecuting, defending or settling litigation or threatened litigation, other than any litigation or threatened litigation in which (i) the Investor is an adverse party, or (ii) the amount in controversy is less than $75,000.

4.6.2 Approval of Action. A Manager who is present at a meeting of the Board of Managers when Company action is taken is deemed to have assented to the action taken unless (a) he objects at the beginning of the meeting, or promptly upon his arrival, to holding such meeting or transacting specified business at the meeting; or (b) he votes against, or abstains from, the action taken. The Secretary or other Manager performing the secretary’s duties shall maintain accurate records of all votes of the Board of Managers.

4.6.3 Written Consents. Any action which may be taken at a meeting of the Board of Managers may be taken without a meeting if one or more consents in writing, setting forth the actions that are taken, are signed either before or after such action by all of the

Managers and delivered to the Secretary of the Board or other Manager performing such duties for inclusion in the Company’s records. Such actions shall be effective when the last Manager signs the consent, unless the consent specifies a different effective date, in which case the action taken shall be effective on the date specified therein. Any such consent shall have the same force and effect as a unanimous vote of the Managers.

4.7 Committees. The Board of Managers shall have no committees.

4.8 Board of Managers Positions. Without limiting the Board’s authority as set forth in Article V to appoint officers of the Company to perform such duties, the Board of Managers may elect from the Managers a Chairman of the Board, Vice-Chairman of the Board, Secretary of the Board or any other position to administer the functions of the Board in accordance with duties assigned to such officers by the Board. David A. Wallace shall serve as the initial Chairman of the Board, and Timothy L. Stocksdale shall serve as the initial Vice Chairman of the Board and Secretary of the Board,

4.9 Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Managers, subject only to the express limitations set forth in this Agreement or by law.

4.10 No Duty to Consult. Except as otherwise provided herein, the Managers shall have no duty or obligation to consult with or seek the advice of the Members in connection with the conduct of the business of the Company.

4.11 Duties of the Managers. The Managers will devote such time, effort and skill in the management of the Company’s business affairs as each deems necessary and proper for the Company’s welfare and success. Each Manager shall discharge his duties as a Manager in accordance with the standards of conduct set forth in Section 608.4225 of the Act. Subject to any restrictions contained in a Manager’s employment or noncompetition agreement with the Company or the provisions of this Agreement, if any, a Manager may engage in and/or possess an interest in other business ventures of any nature or description, independently or with others, so long as such business ventures are not in competition with the Company, and neither the Company nor its Members will have any right by virtue of this Agreement in or to any independent venture of any of the Managers or any income or profits derived therefrom. Notwithstanding the foregoing, the Founding Managers may continue to engage in the businesses described on Schedule 4.11, or in any other business venture approved in writing by the Manager appointed by the Investor, so long as the Founding Managers are able to fulfill their respective duties as set forth in their Employment Agreements (as such term is defined in the Purchase Agreement).

ARTICLE V

OFFICERS; EMPLOYEES

5.1 Appointment. The Board may appoint from among themselves or the Members, or Persons who are not Members, a Chief Executive Officer, to run the day-to-day operations of the Company. The Chief Executive Officer may hire (A) subject to Board approval, a Vice

President, a Secretary, a Chief Financial Officer, or any other officers, and (B) such other employees, as he deems necessary to run the Company. Any person may hold two or more offices. The officers of the Company shall have such authority to perform such duties in the management of the Company as are set forth below or otherwise delegated to them by the Chief Executive Officer (or as may be provided in any employment agreements to which the Company and such officers are parties or as delegated from time to time by resolution of the Board of Managers, in each case to the extent not inconsistent with this Agreement). The appointment of an officer shall not of itself create any contract rights in favor of the officer. Subject to Section 5.2 below regarding the removal of officers, the Chief Executive Officer may summarily remove or terminate with or without cause and at any time any employee (except to the extent the right of removal or termination is limited by the express terms of any employment agreements that may be entered into from time to time with the Company). David A. Wallace is hereby appointed the Chief Executive Officer of the Company.

5.2 Removal of Officers; Vacancies. All officers shall hold office until their successors are appointed unless sooner removed from office as provided below or there is a resignation. Subject to the terms of any employment agreement to which the Company and any officer of the Company are parties, (i) any officer of the Company other than the Chief Executive Officer may be removed summarily with or without cause, at any time, by the Chief Executive Officer or the Board of Managers, and (ii) the Chief Executive Officer may be removed summarily with or without cause, at any time, by the Board of Managers. Vacancies of offices other than the office of the Chief Executive Officer shall be filled by the Chief Executive Officer and approved by the Board of Managers.

5.3 Duties of the Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company and shall be primarily responsible for implementation of the policies of the Board of Managers. He shall have responsibility for the general management and direction of the business and operation of the Company and its several divisions, subject only to the ultimate authority of the Board of Managers. Unless otherwise directed by a majority vote of the Board of Managers, the Chief Executive Officer shall preside over all Company meetings. Except as prohibited by the Board, he may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments. In addition, he shall perform all duties incident to the office of the Chief Executive Officer and such other duties as from time to time may be assigned to him by the Board of Managers. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, the Chief Executive Officer shall have the full power and authority in the name and on behalf of the Company:

5.3.1 To hire, retain and dismiss employees, consultants and professional advisors and to decide the terms and conditions of their employment or engagement;

5.3.2 To determine the administrative and office policies and procedures of the Company; and

5.3.3 To manage the business and affairs of the Company.

5.4 Duties of the Vice President. Each Vice President, if any, shall have such powers and duties as may from time to time be assigned to him by the Chief Executive Officer. Any

Vice President may, when authorized by the Chief Executive Officer, sign and execute in the name of the Company, deeds, mortgages, bonds, contracts or other instruments, except for the signing and execution of such documents as shall be expressly delegated by the Chief Executive Officer to some other officer or agent of the Company, or as otherwise required by law.

5.5 Duties of the Chief Financial Officer. The Chief Financial Officer (“CFO”), if any, shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit all monies and securities of the Company in such banks and depositories as shall be approved by the Board of Managers. He shall be responsible (a) for maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (b) for the preparation of appropriate operating budgets and financial statements; (c) for the preparation and filing of all tax returns which are required by law; and (d) for the performance of all duties incident to the office of CFO and such other duties as from time to time may be assigned to him by the Chief Executive Officer. The CFO may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Chief Executive Officer to some other officer or agent of the Company or as otherwise required by law.

5.6 Duties of the Secretary. The Secretary, if requested to do so, shall act as secretary of all meetings of the Board of Managers and the Members of the Company. He shall keep and preserve the minutes of all such meetings in permanent books. He shall see that all notices that are required to be given by the Company are duly given and served; shall have custody of all deeds, leases, contracts and other important Company documents; shall have charge of the books, records, and papers of the Company relating to its organization and management as a limited liability company; shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; shall maintain a record of the names and addresses of the Members of the Company in the membership transfer book of the Company; and shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Chief Executive Officer.

5.7 Compensation. Without limiting anything in, and subject to, Section 4.6.1 hereof, the Board of Managers shall have the authority to approve the compensation of all officers of the Company, including, without limitation, the compensation of any officer who is also a Manager.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

6.1 Limitation of Liability of Members, Managers and Officers. The Members hereby acknowledge and agree that the liability of the Managers, Members and officers shall be limited or eliminated to the maximum extent permissible under, and in accordance with, Sections 608.4227 and 608.4228 of the Act and any other applicable law.

6.2 Indemnification. The Company shall indemnify any Person who was or is a party to any proceeding, including a proceeding brought by a Member in the right of the Company or brought by or on behalf of the Members of the Company, by reason of the fact that such Person is or was a Member or Manager (or officer) of the Company, or is or was serving at the request of the Company as a manager, director, trustee, officer, or partner of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability and reasonable expenses (including reasonable attorneys’ fees) incurred by such Person in connection with such proceeding unless he has engaged in willful misconduct or a knowing violation of the criminal law or any other act or omission for which such person would not be entitled to indemnification under Section 608.4229 of the Act. No amendment or repeal of this Section 6.2 shall have any effect on the rights provided herein with respect to any act or omission occurring prior to such amendment or repeal. If the Board of Managers determines that the facts then known do not preclude indemnification, the Company may advance or promptly reimburse the reasonable expenses incurred by an eligible applicant who is a party to a proceeding in advance of final disposition of the proceeding if the applicant furnishes the Company:

6.2.1 a written statement of his good faith belief that he has met the standard of conduct described in this Section 6.2; and

6.2.2 a written undertaking, executed personally or on his behalf, to repay the advance if there is a final adjudication that he did not meet such standard of conduct.

ARTICLE VII

DISTRIBUTIONS

7.1 Cash Available for Distribution. Subject to Section 10.1 hereof, Cash Available for Distribution shall be distributed among the Members as follows:

7.1.1 Except in the case of distributions upon a Liquidation Event, within 60 days after the last day of the Company’s fiscal year, the Company shall distribute to each Member an amount equal to the difference between (i) the Assumed Income Tax Rate multiplied by the net amount of Net Income, Net Loss, Gain From Sale and Loss From Sale allocated to each Member for the preceding fiscal year and (ii) the distributions received by each Member during such fiscal year or otherwise distributable to such Member pursuant to either of Sections 7.1.2 or 7.1.3 before the end of such 60 day period.

7.1.2 Except in the case of distributions upon a Liquidation Event, to the Members in such amounts as are necessary to cause the cumulative distributions paid to them pursuant to Section 7.1.1 and this Section 7.1.2 to be in proportion to their respective Percentage Interests.

7.1.3 Once approved pursuant to Section 10.2.14, the balance, if any, to all Members in accordance with their respective Percentage Interests.

For purposes of this Agreement, any compensation paid by the Company to any (i) Founding Manager or its Affiliates, regardless of form, in excess of the compensation expressly set forth in the Employment Agreements (as such term is defined in the Purchase Agreement), or (ii) Principal Owner or its Affiliates other than pursuant to an arms length transaction approved in accordance with Section 10.2.14 hereof, shall be deemed a distribution made pursuant to

Section 7.1.3 above and shall entitle the Investor to a pro rata payment by the Company in accordance with such Section.

ARTICLE VIII

NEW ISSUANCES OF UNITS

8.1 New Issuances.

8.1.1 Generally. Subject to Section 8.3 and 10.2.2, a new Member may be admitted to membership in the Company through the issuance by the Company of a specified number of Units directly to such new Member as authorized by the Board of Managers, upon its good faith determination that the consideration to be received for the Units is adequate. Units may be issued in return for the new Member’s contribution of cash, property, services rendered or a promissory note or other binding obligations to contribute cash or property or to perform services. If the services are not performed, the benefits are not received or the note is not paid, the Units otherwise to be issued may be canceled in whole or in part. The admission of a new Member to the Company shall be evidenced by a writing signed by an officer authorized by the Board of Managers and the new Member, and such writing shall set forth (i) the Units and Percentage Interest to be held by such new Member and (ii) the new Member’s agreement to be bound by, and to take his Units subject to, the terms and conditions of this Agreement as same applies to the Members and their respective Units.

8.1.2 Existing Members. With regard to any new issuance in accordance with Section 8.1.1 above, an existing Member may subscribe for additional Units, and the Company may issue to such existing Member additional Units, in the same manner and subject to the same terms and conditions, as prescribed for the issuance of Units to new Members in Section 8.1.1.

8.2 Anti-Dilution of the Investor Units. Notwithstanding any other rights the Investor may have under this Agreement, including, without limitation, its participation rights pursuant to Section 8.3 below, the Investor shall have the following specific rights:

8.2.1 Issuance of Units Below the Purchase Price. If at any time or from time to time after the Effective Date, the Company issues or sells, or is deemed by the express provisions of this Section 8.2 to have issued or sold additional Units, other than to the Investor, for an Effective Price (as defined below) less than the Purchase Price, then in connection with any such sale or issuance the Investor shall also be issued that number of additional Units determined by subtracting (x) the Investor Units from (y) the product obtained by multiplying the Investor Units by a fraction (xx) the numerator of which is the number of Units outstanding immediately prior to such transaction plus the number of Units issued pursuant to such transaction and (yy) the denominator of which shall be the number of Units outstanding immediately prior to such transaction plus the number of Units that the aggregate consideration received by the Company pursuant to the transaction would have purchased at the Purchase Price.

8.2.2 Determination of Effective Price. For the purpose of making any adjustment required under this Section 8.2, (i) the consideration received by the Company for any issue or sale of securities will (a) to the extent it consists of cash be computed at the net amount of cash received by the Company after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale; (b) to the extent it consists of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board; and (c) if additional Units, Convertible Securities or rights or options to purchase either additional Units or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board in accordance with Section 4.6.1.3 hereof to be allocable to such additional Units, or Convertible Securities, and (ii) “Effective Price” means the aggregate consideration received by the Company for the Units as determined by (b) above divided by the number of Units issued or sold in connection with such transaction (without regard to the Units issuable to the Investor as a result thereof).

8.2.3 Inapplicability of Rights. The rights established by this Section 8.2 shall have no application to any Units (i) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved in accordance with this Agreement, (ii) issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Managers in accordance with this Agreement, (iii) issued by the Company pursuant to a registration statement filed under the Securities Act; or (iv) issued in connection with strategic transactions involving the Company and other entities, including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements; provided that any such transactions and the issuance of Units pursuant thereto have been approved by the Board of Managers and the Investor in accordance with Section 10.2 of this Agreement.

8.3 Investor Participation Rights.

8.3.1 Generally. The Investor shall have a participation right to acquire proportional amounts of newly issued Units up to its Percentage Interest upon the decision of the Board of Managers to issue new Units.

8.3.2 Limitation Upon Waiver. Subject to, and without limiting the Investor’s rights under, Sections 8.2 and 10.2.2, Units subject to participation rights that are not acquired by the Investor may be issued to any Person for a period of thirty (30) days after being offered in writing to the Investor at a consideration set by the Board of Managers that is not lower than the consideration set for the exercise of participation rights. An offer at a lower consideration or after the expiration of thirty (30) days is subject to the Investor’s participation rights specified in Section 8.3.1.

8.3.3 Termination of Participation Rights. The participation rights established by this Section 8.3 shall not apply to, and shall terminate upon the effective date of a registration statement pertaining to, an initial public offering of the Company’s securities.

8.3.4 Inapplicability of Rights. The participation rights established by this Section 8.3 shall have no application to any Units (i) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved in accordance with this Agreement, (ii) issued in connection with any transaction referred to in, or contemplated by, Section 8.2 hereof, (iii) issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Managers in accordance with this Agreement, (iv) issued by the Company pursuant to a registration statement filed under the Securities Act; or (v) issued in connection with strategic transactions involving the Company and other entities, including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements; provided that any such transactions and the issuance of Units pursuant thereto have been approved by the Board of Managers and the Investor in accordance with Section 10.2 of this Agreement.

8.4 Employee Benefit Plans. Notwithstanding anything to the contrary in this Article 8, none of the restrictions or rights set forth in this Article 8 shall be applicable with respect to any option plans or similar employee benefit plans.

ARTICLE IX

TRANSFERS OF UNITS

9.1 Restrictions on Transfer.

9.1.1 Generally. A Disposition of all or any part of a Member’s Units may not be made except as specifically set forth in this Article IX. Any attempted Disposition not specifically authorized herein shall be invalid, null and void ab initio. “Units” as used in this Section 9.1 shall include Convertible Securities.

9.1.2 Effect of Transfer. A Member who has made a Disposition of all or any portion of his Units in accordance with the provisions of this Article IX shall cease to have any right or entitlement to (i) share in the distributions of the Company in respect of such transferred Units, (ii) share in the tax allocations in respect of such transferred Units, or (iii) hold or vote any Units corresponding to such transferred Units.

9.1.3 Transfer Requirements. Unless otherwise set forth in a written authorization by the Board of Managers, a Member shall not make or permit a Disposition of all or any portion of his Units (or make or permit any filing, election or other action which could result in a deemed Disposition) (i) in the absence of an opinion of counsel, satisfactory to the Board of Managers, that the registration of the Unit(s) is not required under the Securities Act, or any applicable state securities laws, (ii) unless the Person to whom the Disposition of the Units is made shall agree in a writing acceptable to the Board of Managers to be bound by, and to take such Units subject to, the obligations, conditions and restrictions hereunder as same applies to Members or their Units, (iii) if such Disposition (either considered alone or in the aggregate with prior transfers by the Members) would result in the termination of the Company for federal income tax purposes, or (iv) if there is a deed of trust, security agreement or other material contract to which the Company is a party or by which the Company or any of the Property is bound or subject, and pursuant thereto such Disposition entitles the holder of the Indebtedness secured thereby or other contractual party to accelerate the Indebtedness or terminate or otherwise materially alter the terms of the contract.

9.1.4 Disposition Upon Death, etc. Notwithstanding the foregoing provisions of this Section 9.1, upon the death, termination, dissolution or Bankruptcy of a Member, the estate or immediate legal successor or representative of such Member or his estate, as determined under applicable law, may succeed to his Units, subject to the terms, conditions and restrictions of this Agreement. Without limitation of the preceding sentence, (i) the restrictions of this Section 9.1 shall apply to any such Disposition to the same extent that, under the circumstances, such restrictions would have applied to the deceased, terminated, dissolved or Bankrupt Member, and (ii) such Person shall, as a condition to holding such Units, within thirty (30) days after notice of demand from the Board of Managers, execute a written agreement satisfactory to the Board of Managers acknowledging that such Person shall be bound by, and take the applicable Units subject to, the obligations, conditions and restrictions of this Agreement as same applies to Members and their respective Units.

9.1.5 Founding Member Right of First Refusal. In addition to the foregoing terms and conditions of this Section 9.1, if the Investor proposes to make a Disposition of Units which is not a Permitted Disposition (“Proposed Transfer”), it must notify the Board of Managers and the Founding Member in writing of such intent (the “Sale Notice”), of the name of the proposed transferee of the Units (the “Proposed Transferee”), and of the terms and conditions of the Proposed Transfer. The Founding Member shall have the right to elect to purchase all (but not a portion) of such Units on the same terms and conditions, including price and form of payment, as those set forth in the Sale Notice. The Founding Member’s election to purchase such Units must be made within thirty (30) days from the date of delivery of the Sale Notice, and unless otherwise agreed, the Founding Member shall close the purchase at the principal office of the Company within sixty (60) days following the exercise of the right of first refusal granted in this Section 9.1.5. If the Founding Member elects not to exercise its right of first refusal within the above specified election period, the Investor may undertake the Proposed Transfer to the Proposed Transferee (but subject to the terms and conditions of Section 9.1.3 above). If the Proposed Transfer to the Proposed Transferee is not completed within the sixty (60) day period following the end of Founding Member’s election period, the Units shall again become subject to the notice and right of first refusal provisions of this Section 9.1.5.

9.2 Investor Put Right.

9.2.1 Put Right. Within the period between the Third Anniversary through the date which is sixty (60) days thereafter, or at any time following an Event of Noncompliance pursuant to Section 10.3 hereof, the Investor may provide the Company with written notice (the “Put Notice” and the date upon which such notice is provided to the Company hereafter referred to as the “Put Notice Date”) requesting the Company to redeem, and the Company shall thereupon redeem, the Investor Units at a price determined in accordance with Section 9.2.2, upon the terms set forth in Section 9.2.3.

9.2.2 Purchase Price. The purchase price for the Units being redeemed pursuant to Section 9.2.1 shall be equal to an aggregate dollar amount equal to a 25% annual compounded cumulative return on the Investment, calculated from the Effective Date through the earlier of (i) the Put Notice Date, or (ii) the Third Anniversary, less any prior distributions to the Investor pursuant to Sections 7.1.1, 7.1.2, and 7.1.3 hereof (the “Liquidity Preference”).

9.2.3 Payment Terms. The purchase price shall be due and payable in cash within ninety (90) days following the Put Notice Date, unless the Put Notice is delivered in connection with an Event of Noncompliance, in which event the purchase price shall be due and payable in cash within one hundred and fifty (150) days following the Put Notice Date.

9.2.4 Remedies for Failure to Pay. In the event the Company fails to timely pay the purchase price for the Units within the applicable time frame set forth above in Section 9.2.3, (i) the purchase price shall thereafter accrue default annual compounded interest at the rate of twenty-five percent (25%) per annum until paid in full, and (ii) the Company will be considered in default of its payment obligations and the Investor may immediately exercise any other rights which the Investor may have been afforded under any contract or agreement at any time and any other rights which the Investor may have pursuant to applicable law to collect all such sums owed; provided, however, if the Put Notice is delivered in connection with an Event of Noncompliance the Investor shall afford the Company an additional thirty (30) day grace period (ending upon the date which is one hundred eighty (180) days from the Put Notice Date) before exercising such rights under this clause (ii).

9.3 Company Option. If the Investor fails (for reasons other than acts of God, war or other events beyond the Investor’s control) to fund up to $500,000 to the Company pursuant to the terms of the Investor Loan agreements within twenty (20) days after the Chief Executive Officer’s initial written request on behalf of the Company, and if such default has not been cured within ten (10) days after the end of such twenty (20) day period, the Company shall have the option to cause the following to occur (the “Company Option”),

(i) Investor shall no longer be entitled to the Liquidity Preference, and Investor shall no longer be entitled to exercise its put rights pursuant to Sections 9.2 and 10.4;

(ii) Company shall no longer be required to pay to Investor the monthly management fee described in the Purchase Agreement; and

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Manager appointed by Investor shall be removed as a Manager of the Company, and Investor shall no longer be entitled to appoint a Manager, and any matter requiring the consent of the Manager appointed by Investor shall be determined by the consent of the Managers appointed by the Founding Member.

The Chief Executive Officer on behalf of the Company may exercise the Company Option by delivering written notice to Investor of the exercise within fifteen (15) days following the end of such ten (10) day cure period following such twenty (20) day period.

ARTICLE X

RIGHTS AND COVENANTS OF THE INVESTOR

10.1 Liquidation Preference. Anything in this Agreement to the contrary not-withstanding, immediately prior to or upon any Liquidation Event that occurs while the Investor Units are outstanding, the Investor shall be entitled to be paid out of the assets of the Company, before any distribution, declaration or setting apart for distribution of any amount will be made in respect of the other Members, an amount (the “Liquidation Payment”) determined pursuant to Section 10.1.1, in the manner set forth in Section 10.1.2.

10.1.1 Determining Liquidation Payment. The Liquidation Payment shall equal the greater of (a) the Liquidity Preference (calculated through the Third Anniversary date), or (b) the Aggregate Sale Consideration multiplied by the Investor’s Percentage Interest.

10.1.2 Manner of Payment. Upon the date of closing of the Liquidation Payment (the “Liquidation Closing”), the Company shall deliver to the Investor a cash amount determined in accordance with Section 10.1.1 above. The foregoing notwithstanding, if Liquidation Event giving rise to the Liquidation Payment arises from the liquidation, dissolution, or winding up of the Company other than in connection with any other Liquidation Event described in Sections 1.30 (ii) and (iii) hereof (to which the Investor has previously consented in accordance with Section 10.2 hereof) and the assets of the Company are insufficient to permit the cash payment to the Investor at the Liquidation Closing of the full preferential amount aforesaid, and the non-cash assets of the Company cannot be liquidated for cash prior to the Liquidation Closing without materially diminishing the value thereof, then all of the assets of the Company shall be distributed to the Investor. Upon payment of the full Liquidation Payment determined in accordance with this Section, the Investor shall surrender to the Company all remaining assets together with the Investor Units then outstanding.

10.1.3 Remaining Assets. Subject to Section 10.1.2, after the payment or distribution to the Investor of the full preferential amounts set forth in Section 10.1.1 above, the remaining assets of the Company available for distribution as a result of a Liquidation Event shall be distributed to all Members other than the Investor based upon their Percentage Interests (without regard to the Investor Units).

10.2 Restrictions and Limitations on the Company. Anything in this Agreement to the contrary notwithstanding, so long as the Investor Units remain outstanding, the Company will not, and will not permit any Subsidiary to, nor will the Principal Owners or Founding Managers cause or knowingly permit or assist the Company or any such Subsidiary to, without the prior written consent of the Investor:

10.2.1 Redemption of Units. Purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any Units, except and unless to the extent specifically authorized by this Agreement; provided that, this restriction will not apply to the repurchase of Units from managers or employees of or consultants or advisers to the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such Units upon the occurrence of certain events, including the termination of employment by or service to the Company or any Subsidiary.

10.2.2 Securities Issuances. Issue, or obligate itself to issue (i) additional Units, (ii) Convertible Securities, or (iii) any other securities with any rights senior to or on a parity with those granted to the Investor herein as to distributions, put rights, liquidation preferences, voting rights or otherwise.

10.2.3 Acquisition. The acquisition by the Company or any Subsidiary of any business (as determined in accordance with Rule 11-01(d) of Regulation S-X promulgated by the SEC as in effect and interpreted by the SEC on the Effective Date) by (i) sale, lease, assignment or other transfer or conveyance of assets, property or securities; (ii) merger, consolidation or other form of business combination or otherwise; or (iii) the entry into a joint venture or partnership with any other entity involving the formation of a new entity or an investment by the Company in the partner or co-venturer.

10.2.4 Disposition. Effect any (1) sale, lease, assignment, transfer or other conveyance of all or any material part of the assets of the Company or any of its Subsidiaries; (2) consolidation, merger or other business combination involving the Company or any Subsidiaries; (3) recapitalization; (4) reclassification or other change in the rights of the Units; (5) any Liquidation Event; or (6) unless the obligations of the Company under an agreement are expressly conditioned on the requisite approval of the Investor, make any agreement, or otherwise become obligated to do any of the foregoing. Anything in this Agreement to the contrary notwithstanding, so long as the proposed transaction results in a cash payment to the Investor of no less than the Liquidity Preference, the Company will not be required to obtain the prior consent of the Investor; provided, however, that this sentence shall not be deemed to entitle the Investor to anything less than what it is entitled to under Section 10.1.1 as a Liquidation Payment.

10.2.5 Increase Size of Board of Managers. Except as provided in Section 9.2.4, increase the number of Managers on the Board of Managers beyond five (5).

10.2.6 Guarantees. Guarantee or otherwise agree to satisfy any debts or obligations of another Person.

10.2.7 Minority Investments. Purchase minority interests, or otherwise make investments, in businesses unrelated to the Company’s core businesses.

10.2.8 Indebtedness. Incur any Indebtedness other than the Investor Loan in excess of $50,000.00 (except in the case of Indebtedness to a vendor incurred in the ordinary course of business, which shall not exceed $150,000), or amend or modify the terms of any existing material Indebtedness.

10.2.9 Conflicting Agreements. Enter into any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate, be in conflict with, restrict or burden the rights of the Investor the Investment Documents (as such term is defined in the Purchase Agreement) or the Company’s ability to perform the terms thereunder.

10.2.10 Subsidiary Securities. Permit any Subsidiary to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any equity interests of such Subsidiary.

10.2.11 Public Offering. Undertake a public offering of any securities of the Company or list any of its securities on a securities exchange.

10.2.12 Material Change in Business. Make any material change in the type of businesses conducted by the Company as of the Effective Date or make material investments in unrelated businesses.

10.2.13 Related Party Transactions. Authorize or enter into transactions with (i) any Principal Owner, Founding Manager or their relatives and Affiliates other than those expressly set forth on Schedule 3.8 of the Purchase Agreement and pursuant to an arms length transaction, and (ii) any other Persons upon terms other than an arms length transaction entered into in the ordinary course of business.

10.2.14 Distributions of Available Cash. Approve or make any distributions pursuant to Section 7.1.3.

10.3 Events of Noncompliance. An Event of Noncompliance will be deemed to have occurred if:

10.3.1 Distributions. The Company fails to pay, within thirty (30) days after written notice of failure to pay when due, the fill amount of any distributions required by Section 7.1, 7.2, 10.1, or 13.2.

10.3.2 Lock-Up of Principal Owners. Disposition without written Investor approval by any Principal Owner other than Montgomery L. Byers, Jr. of any of the Units of the Company OR by the Founding Managers of any ownership interests in the Founding Member, in either case, other than a Permitted Disposition.

10.3.3 Breach. The Company, a Principal Owner, or a Founding Manager breaches or otherwise fails to perform or observe or covenant or agreement set forth in the Investment Documents (as such term is defined in the Purchase Agreement) which is not cured within thirty (30) days of receipt of notice from Investor of such breach or failure to perform, or any representation or warranty contained in the Investment Documents is found to be materially false or misleading when made.

10.3.4 Insolvency. (i) The Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; (ii) an order, judgment or decree is entered into adjudicating the Company bankrupt or insolvent; (iii) any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; (iv) the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (iv) any such petition or application is filed, or any such proceeding is commenced, against the

Company and either (a) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein, or (b) such petition, application or proceeding is not dismissed within sixty (60) days;

10.3.5 Adverse Judgment. A judgment in excess of $500,000 is rendered against the Company or any Subsidiary and, within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged; or

10.3.6 Other Defaults. The Company or any Subsidiary defaults, after any applicable cure periods, in the performance of any material obligation or agreement in connection any Indebtedness greater than $500,000.

10.3.7 Competition by Related Parties. Any Subsidiary or Affiliate of any Principal Owner or Founding Manager directly competes against the Company in the Business, as specifically described in Section 2.5 above, or any other business in which the Company materially engages after the date of this Agreement.

provided that, no Event of Noncompliance will be deemed to have occurred under this Section 10.3 if the Company establishes to the reasonable satisfaction of the Investor that (a) the particular Event of Noncompliance has not been caused by knowing or purposeful conduct by the Principal Owner, the Founding Manager, the Company or any Subsidiary; (b) a Principal Owner, the Founding Manager or the Company, as applicable, has exercised, and continues to exercise, best efforts to expeditiously cure the Event of Noncompliance (if cure is possible); and (c) either (i) the Event of Noncompliance is not material to the Company’s financial condition, operations, assets or business prospects; or (ii) the Event of Noncompliance is not material to the Investor’s investment in the Company.

10.4 Consequences of Certain Events of Noncompliance. If an Event of Noncompliance has occurred, the Investor may exercise its put right pursuant to Section 9.2 hereof. In addition, the Investor may exercise any other rights which the Investor may have been afforded under any contract or agreement at any time and any other rights which the Investor may have pursuant to applicable law. The rights granted to the Investor under this Section are subject to revesting upon each occurrence of an Event of Noncompliance.

10.5 Information Rights.

10.5.1 Inspection. The Investor shall have the right to visit and inspect any of the properties of the Company or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the officers and to review such information as is reasonably requested.

10.5.2 Visitation Rights. If the Investor’s Board representative is unable to attend a Board of Managers meeting, the Company, upon written request, shall allow another representative designated by the Investor to attend the meeting of the Company’s Board of Managers in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Managers; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege.

10.5.3 Books and Records. The Company will maintain true books and records of account in which fill and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

10.5.4 Audited Financial Statements. As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred fifty (150) days thereafter, to the extent requested by the Board, the Company will furnish the Investor an audited balance sheet of the Company, as of the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared by an accounting firm in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. To the extent requested by the Investor, such financial statements shall be accompanied by a report and opinion thereon by independent public accountants approved by the Company’s Board of Managers.

10.5.5 Monthly Financial Reports; Budget/Reports; Notice of Claims. The Company will prepare and present to the Board for review and approval an annual budget. Additionally, the Company shall furnish the Board with (i) copies of such annual budget; (ii) as soon as practicable after the end of each month, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income of the Company for such month and for the current fiscal year to date, and (iii) promptly notify the Board in writing of any claim, dispute or litigation filed or threatened against the Company which could have a material adverse effect on the business, financial condition or prospects of the Company.

10.5.6 Reimbursement of the Investor Travel Related Expenses. The Investor shall be reimbursed by the Company for all reasonable travel related expenses for travel for Company business at the request of the Company.

10.6 Insurance. The Company shall maintain and pay premiums when due with respect to the following insurance coverage (a) key man policies on each of the Founding Managers in the amount of $8,000,000 each, naming GLA, LLC as irrevocable beneficiary; (b) key man policies on each of the Founding Managers in the amount of $5,000,000 each, naming the Company as irrevocable beneficiary; (c) directors and officers liability policy(ies) with coverage amounts of no less than $1,000,000 (to be obtained as soon after the Effective Date as is reasonably possible); and (d) general liability policies with coverage amounts of no less than $2,000,000. Additionally, while the Investor Units remain outstanding, the Company and each of the Founding Managers agrees to allow, and shall assist, the Investor in obtaining and maintaining its own key man coverage on each of the Founding Managers in the amount of no more than $2,000,000 per individual.

10.7 Non-Disclosure and Confidentiality. Each Member and Manager agrees that during such time as he or it is either a Member or Manager of the Company, and forever thereafter, he or it (including any director, officer, shareholder, employee or agent of such Member or Manager) shall not, without the Company’s prior written consent in each instance, except as required in the performance of his or its duties on behalf of the Company, or as may be necessary pursuant to any court order or other legal process (in which event such Member or Manager shall immediately deliver notice of such order or process to the Company), release or disclose any Confidential Information to any third party, in whole or in part, in any manner whatsoever. Each Member and Manager agrees that this obligation shall survive the termination or amendment of this Agreement, as well as the termination of his or its status as a Member or Manager of the Company. Each Member and Manager agrees that he or it (including any director, officer, shareholder, employee or agent of such Member or Manager) will not remove, reproduce or otherwise endeavor to create or retain any record of any Confidential Information and shall return all Confidential Information to the Company in his or its possession at the time his or its status as a Member or Manager of the Company terminates; provided, however, that a Member or Manager may retain one (1) copy of such material, subject to the above confidentiality provisions, reasonably deemed necessary for such Member’s or Manager’s records. Each Member and Manager acknowledges that this obligation to return Confidential Information does not constitute permission to remove, reproduce or otherwise endeavor to create or retain any record of any Confidential Information during such time as he or it is a Member or Manager of the Company.

10.8 Investor Non-Competition; Non-Solicitation. The Investor agrees, on its own behalf and on behalf of its Affiliates, that other than as hereafter disclosed to and approved by the Board of Managers, for so long as Investor is a Member of the Company and for a period of one (1) year thereafter, the Investor will not, (a) directly or indirectly, whether as an officer, director, employee, agent, partner, member, manager, shareholder, consultant, independent contractor or otherwise, or through any parent or subsidiary company or any Affiliate, or on behalf or for the benefit of any person, partnership, trust, corporation or other entity, other than the Company, for any reason whatsoever, without the Company’s written consent, engage in or have a financial interest in, any Person in a competing business to that in which the Company or any of its Subsidiaries is now involved or becomes materially involved while the Investor is still a Member (provided the entry into such business(es) has been approved in accordance with Section 10.2.12 hereof); provided, however, that the Investor’s ownership of not more than five (5) percent of the outstanding stock of a publicly traded company shall not be prohibited by this clause (a); (b) induce employees of the Company to join with the Investor or its Affiliates in any business in which the Investor may become interested, whether or not competitive with the Company; or (c) solicit customers of the Company in connection with any business in direct competition with the Company.

ARTICLE XI

REGISTRATION RIGHTS

11.1 Registration Rights Agreement. In the event that the Company or a successor entity determines to undertake an initial underwritten public offering of equity securities registered under the Securities Act, the Company and the Members shall enter into a mutually agreeable registration rights agreement.

ARTICLE XII

TAX AND ACCOUNTING MATTERS

12.1 Tax Information. The Company shall deliver to each Member as soon as possible after the end of each taxable year the information relating to the Company necessary for the preparation of the Members’ federal income tax returns.

12.2 Tax Matters Partner. GLA, LLC is designated as the “tax matters partner” for purposes of the Code. The Board of Managers may name a substitute or successor at any time.

12.3 Capital Accounts.

12.3.1 A Capital Account shall be established and maintained for each Member. A Member shall have a single Capital Account, regardless of the time or manner in which any portion of such Member’s Units were acquired. If a Member makes or permits a Disposition of all or any portion of his Units to another Member or substituted Member in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor Member to the extent such Capital Account relates to the transferred Units.

12.3.2 As of any date, a Member’s Capital Account shall consist of: (i) the sum of (A) the amount of money contributed by such Member or his predecessor in interest to the Company (including the amount deemed contributed by such Member as set forth on Exhibit “A”), (B) the agreed upon fair market value of property contributed by such Member or his predecessor in interest to the Company, (C) allocations to such Member or his predecessor in interest of Net Income and Gain from Sale (or items thereof), including income and gain exempt from tax, and (D) the amount of any Company liabilities assumed by such Member or his predecessor in interest or that are secured by any Company assets distributed to such Member or his predecessor in interest; minus (ii) the sum of (A) the amount of money distributed to such Member or his predecessor in interest by the Company, (B) the fair market value of property distributed to such Member or his predecessor in interest by the Company, (C) the amount of any liabilities of such Member or his predecessor in interest assumed by the Company or secured by any property contributed by such Member or his predecessor in interest to the Company other than those taken into account in calculating Capital Contributions, (D) allocations to such Member or his predecessor in interest of expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures under the Regulations, and (E) allocations to such Member or his predecessor in interest of Net Loss and Loss from Sale (or items thereof).

12.3.3 Subject to the affirmative vote of the Board of Managers in accordance with the provisions of Section 4.6.1.3 hereof, the Capital Account of each Member may be adjusted to reflect a revaluation of the Company’s assets upon the occurrence of the following events:

(i) The contribution of money or other property (other than de minimis amount) to the Company by a new or existing Member as consideration for any Units;

(ii) The distribution of money or other property (other than a de minimis amount) by the Company to a withdrawing or continuing Member as consideration for any Unit(s);

(iii) The liquidation of the Company within the meaning of Regulation Section 1 .704-1(b)(2)(ii)(g).

The adjustment (A) shall be based on a reasonable estimate of the fair market value of Company assets (taking Section 7701(g) of the Code into account) on the date of adjustment, as conclusively determined by the good faith action of the Board of Managers, (B) shall not require an appraisal unless the Board of Managers determines otherwise in its good faith discretion and (C) shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in the assets (that have not previously been reflected in Capital Accounts) would be allocated among the Members if there were a taxable disposition of the property for fair market value on that date. The purpose of this adjustment is to maintain as much as possible an equality between the Capital Account balance per Unit of new Members and Members previously admitted. Notwithstanding anything in this Agreement to the contrary the Members agree that the application of Section 12.3.1 and this Section 12.3.3 shall result in the adjustment of the Members’ Capital Accounts as of the Effective Date (immediately following any actual contribution required to be made on or before such date) to equal the respective amount set forth for each Member on Exhibit A as a Deemed Capital Contribution.

12.3.4 If any Company asset has a book value that differs from the adjusted tax basis of that asset, then the Capital Accounts shall be adjusted in accordance with Regulation Section 1.704.l(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss computed for book purposes rather than tax purposes, with respect to such asset.

12.3.5 If there is any basis adjustment pursuant to an election under Section 754 of the Code, then Capital Accounts shall be adjusted to the extent required by the Regulations.

12.3.6 The principles governing the adjustments of Capital Accounts are intended to satisfy the capital account maintenance requirements of Regulation Section 1.704 1(b)(2)(iv) and shall be construed consistently therewith. If in the reasonable opinion of the Company’s accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 12.3 should be modified to comply with Section 704(b) of the Code and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 12.3, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

12.4 Additional Provisions on Capital Accounts and Contributions. No Member shall be paid interest on his Capital Account. Except as otherwise provided in this Agreement, no

Member shall have the right to demand or receive cash or other property of the Company in return of his Capital Contributions.

12.5 Net Income, Net Loss and Tax Credits. Except as otherwise required by this Article XII:

12.5.1 Net Income and Gain from Sale. Net Income and Gain from Sale shall be allocated to the Members:

12.5.1.1 first, to the Investor to the extent necessary to increase the Investor’s Capital Account to the Liquidity Preference described in Section 10.1.1 (a), or in the case of an actual Liquidation Event the greater of the amounts described in 10.1.1(a) or (b), and

12.5.1.2 second, to the Members in proportion and amounts to the extent necessary to bring their respective Capital Accounts into the same relationship as their Percentage Interests, and

12.5.1.3 the balance, if any, to the Members in proportion to their respective Percentage Interests.

12.5.2 Net Losses and Loss from Sale. Net Losses and Loss from Sale shall be allocated to the Members:

12.5.2.1 first, to the extent the Investor’s Capital Account is not reduced below the amount described in Section 12.5.1.1, to the Members in proportion and amounts to the extent necessary to bring their respective Capital Accounts into the same relationship as their Percentage Interests, and

12.5.2.2 second, to the extent the Investor’s Capital Account is not reduced below the amount described in Section 12.5.1.1, to the Members in proportion to their Percentage Interests, and

12.5.2.3 third, to the Members other than the Investor, in proportion to their respective Percentage Interests.

12.5.3 Tax Credits. Any tax credits shall be allocated to the Members in proportion to their respective Percentage Interests.

12.5.4 Limitation on Loss Allocations. The losses allocated pursuant to Section 12.5.2 hereof shall not exceed the maximum amount of losses that can be so allocated without causing any Member to have an increased Modified Negative Capital Account at the end of any fiscal year after taking into account reasonably expected distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). In the event some but not all of the Members would have an increased Modified Negative Capital Account as a consequence of an allocation of losses pursuant to Section 12.5.2 hereof, the limitation set forth in this Section 12.5.4 shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in

excess of the limitation set forth in this Section 12.5.4 shall be allocated to the Members in proportion to their Percentage Interests.

12.6 Mid-Year Transfers. In the case of Units that have been transferred during the Company’s fiscal year, unless otherwise agreed by the parties:

12.6.1 All Net Income and Net Loss allocable to such Units shall be allocated between the transferor and the transferee in the ratio of the number of days in the year before and after the effective date without regard to the dates during the year on which income was earned, losses were incurred, or Cash Available for Distribution was distributed.

12.6.2 Tax credits, if any, shall be allocated among the Members at the time the property with respect to which the credit is claimed is placed in service.

12.6.3 All Gain from Sale or Loss from Sale shall be allocated to the holder of the Units as of the date on which the Company recognizes that Gain or Loss.

12.6.4 Cash Available for Distribution shall be allocated and distributed to the holder(s) of the Units on the date of distribution.

12.7 Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Agreement, if there is a net decrease in the Company’s Minimum Gain for a Company taxable year, then there shall be allocated to the Members items of Company income and gain to the extent and subject to the exceptions set forth in the Minimum Gain chargeback requirements of Regulation Section 1.704-2(f).

12.8 Allocations to Reflect Book Value/Tax Disparity.

12.8.1 In accordance with Section 704(c) of the Code and the Regulations related thereto, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members under the “traditional method” described in Treasury Regulations Section 1.704-3(b) so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed upon fair market value at the time of contribution. In addition, if Company property is revalued and Capital Accounts are adjusted pursuant to Section 12.3.3, then subsequent allocations of income, gain, loss and deduction for tax purposes with respect to the revalued property shall take into account the variation between the property’s adjusted tax basis and book value in the same manner as under Section 704(c) of the Code and Regulations.

12.8.2 There shall be a special allocation to any Member who contributed property or received credit for the revaluation of property, for any expense, amortization or loss regarding such property to the extent such expense, amortization or loss reduces the variation between the adjusted basis for federal income tax purposes and the book value of such property.

12.8.3 The intent and purpose of Sections 12.8.1 and 12.8.2 is to give the Member contributing tangible and/or intangible property (or subject to the revaluation of existing property) credit for the agreed market value of such property, cause any subsequent taxable gain derived from such property to be taxed solely to such contributing member to the extent credit is received for such value in excess of the property’s tax basis, and allocate any amortization or losses from such property to the contributing Member to the same extent.

12.9 Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that creates a Modified Negative Capital Account, then items of income or gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such year) shall be allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Modified Negative Capital Account created by the adjustments, allocations or distributions as quickly as possible. For purposes of this Section 12.9, in determining whether a Member has a Modified Negative Capital Account, there shall be taken into account those adjustments, allocations and distributions that, as of the end of the year, are reasonably expected to be made.

12.10 Economic Consistency Special Allocations. The special allocations in Sections 12.5.4, 12.7 and 12.9 are intended to comply with the Regulations under Code Section 704(b). Notwithstanding any other provision of this Article XII, those special allocations shall be taken into account in computing subsequent allocations of Net Income, Net Losses, Gain from Sale or Loss from Sale or items thereof pursuant to this Article XII, so that, to the extent possible, the net amount of any item so allocated and the Net Income, Net Losses, Gain from Sale or Loss from Sale and all other items allocated to each Member pursuant to this Article XII shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article XII if those special allocations had not occurred.

ARTICLE XIII

TERMINATION OR CONTINUATION

13.1 Events of Dissolution.

Any of the following events shall cause the dissolution and winding up of the Company:

13.1.1 A vote of the Members approving such dissolution in accordance with Section 10.2 hereof; or

13.1.2 The entry of a decree of judicial dissolution under Section 608.441 of the Act.

13.2 Winding Up Company Affairs.

13.2.1 Upon any dissolution of the Company and the payment of, or the making of due provisions for, all debts of the Company, the Company’s assets (or the proceeds of the sale thereof) shall be distributed to the Members in accordance with Section 10.1 hereof. If any assets are distributed in kind, they shall be distributed on the basis of the fair market value thereof and shall be deemed to have been sold at fair market value for purposes of the allocations under Article XII.

13.2.2 If the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), then the liquidating distributions shall be made by the later of (i) the end of the Company taxable year in which liquidation occurs, or (ii) ninety (90) days after the date of liquidation.

13.2.3 The Company shall terminate when all assets of the Company have been sold and/or distributed and all affairs of the Company have been wound up. The Managers and/or Members shall execute and file any certificate or other document which may be appropriate to indicate such termination.

ARTICLE XIV

AMENDMENTS

Except as otherwise specifically provided by law or by. any other provision of this Agreement, the provisions of this Agreement may be amended or modified only in accordance with Section 3.6 of this Agreement.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 Bank Accounts. The funds of the Company shall be deposited in the name of the Company in such bank or savings and loan accounts as may be approved by the Board of Managers, and the Board of Managers shall govern the appropriate conduct of such accounts, including the signatures to be required.

15.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida as such laws are applied to agreements between Florida residents entered into and performed entirely in Florida. In addition, the Company and each Member hereby irrevocably waives; to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the United States District Court for the Southern District of Florida or in state courts located in Broward County, Florida, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

15.3 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

15.4 Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

15.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the terms or provisions within this Agreement.

15.6 Successors. Subject to the limits on transferability contained herein, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors, heirs, and assigns of the respective parties.

15.7 Execution and Counterparts. This Agreement and any amendments may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement. In addition, this Agreement and any amendments may be executed through the use of counterpart signature pages. The signature of any party on any counterpart agreement or counterpart signature page shall be deemed to be a signature to, and may be appended to, one document.

15.8 Entire Agreement. This Agreement embodies the entire agreement and understanding between the Members with respect to the subject matter hereof, and supersedes all prior agreements and understandings between such Members relating to the subject matter hereof. No amendment, modification, termination or waiver of any provision of this Agreement shall be effected unless the same shall be set forth in writing and in compliance with Article XIV.

15.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on Exhibit A hereto or at such other address as such party may designate from time to time by written notice to the Company.

15.10 Books and Records. The Company shall keep or cause to be kept complete and accurate books and records required to be maintained by the Company pursuant to the Act and other applicable laws. The Company’s books and records shall be maintained at the principal office of the Company or at such other place as the Company may from time to time designate.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

GLA, LLC		DAW HOLDINGS, LLC

	/s/ David A. Wallace		/s/ David A. Wallace
By:	David A. Wallace	By:	David A. Wallace
Its:	Manager	Its:	Manager

TIMOTHY L. STOCKSDALE AND WILLIAM STOCKSDALE, AS TRUSTEES OF THE ALEXANDER STOCKSDALE GIFT TRUST U/A/D JULY 18, 2003		TIMOTHY L. STOCKSDALE AND WILLIAM STOCKSDALE, AS TRUSTEES OF THE LAURA STOCKSDALE GIFT TRUST U/A/D JULY 18, 2003

	/s/ Timothy L. Stocksdale		/s/ Timothy L. Stocksdale
By:	Timothy Stocksdale	By:	Timothy Stocksdale
Its:	Trustee	Its:	Trustee

TIMOTHY L. STOCKSDALE AND WILLIAM STOCKSDALE, AS TRUSTEES OF THE DANIELLE STOCKSDALE GIFT TRUST U/A/D JULY 18, 2003

	/s/ Timothy L. Stocksdale	/s/ Montgomery L. Byers, Jr.
By:	Timothy Stocksdale	MONTGOMERY L. BYERS, JR.
Its:	Trustee

PALM BEACH CAPITAL FUND, I, L.P., a Delaware limited partnership

By:PALM BEACH CAPITAL GP I, LLC, a Delaware limited liability company and general partner of the fund

By:PALM BEACH CAPITAL MANAGEMENT I, LLC, A Delaware limited liability company and manager of the general partner

/s/ Shaun L. McGruder
Shaun L. McGruder, Manager